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As filed with the Securities and Exchange Commission on April 30, 2015

Registration Statement No. 333-203144

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ANTERIOS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	20-4725245 (IRS Employer Identification Number)

60 East 42nd St., Suite 1160
New York, NY 10165
(212) 303-1683
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Jon Edelson
Chief Executive Officer
Anterios, Inc.
60 East 42nd St., Suite 1160
New York, NY 10165
(212) 303-1683

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
David W. Pollak Morgan, Lewis & Bockius LLP 101 Park Avenue New York, NY 10178 (212) 309-6000	Thomas S. Levato Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018 (212) 813-8800

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

        This Amendment No. 2 ("Amendment No. 2") to the Registration Statement on Form S-1 (File No. 333-203144) of Anterios, Inc. ("Registration Statement") is being filed solely for the purpose of filing certain exhibits as indicated in Part II of this Amendment No. 2. This Amendment No. 2 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The expenses (other than underwriting discounts and commissions) payable in connection with this offering are as follows:

SEC registration fee	$7,297
FINRA filing fee	9,919
NASDAQ listing fee	125,000
Printing and engraving expenses	300,000
Legal fees and expenses	1,000,000
Accounting fees and expenses	300,000
Blue Sky fees and expenses (including legal fees)	15,000
Transfer agent and rights agent and registrar fees and expenses	3,500
Miscellaneous	239,284

Total	$2,000,000

        All expenses are estimated except for the SEC registration fee, the FINRA filing fee and the NASDAQ listing fee.

Item 14.    Indemnification of Directors and Officers

        Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, provides that a Delaware corporation, in its certificate of incorporation, may limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

  •
  Transaction from which the director derived an improper personal benefit;
  •
  Act or omission not in good faith or that involved intentional misconduct or a knowing violation of law;
  •
  Unlawful payment of dividends or purchase or redemption of shares; or
  •
  Breach of the director's duty of loyalty to the corporation or its stockholders.

        Section 145(a) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) because that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, so long as the person acted in good faith and in a manner he or she reasonably believed was in or not opposed to the corporation's best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        Section 145(b) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to obtain a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action, so long as the person acted in good faith and in a manner the person reasonably believed was in or not opposed to the corporation's best interests, except that no indemnification shall be permitted without judicial approval if a court has determined that the person is to be liable to the corporation with respect to such claim. Section 145(c) of the DGCL provides that if a present or former director or officer has been successful in defense of any action referred to in Sections 145(a) and (b) of the DGCL, the corporation must indemnify such officer or director against the expenses (including attorneys' fees) he or she actually and reasonably incurred in connection with such action.

        Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise against any liability asserted against and incurred by such person, in any such capacity, or arising out of his or her status as such, whether or not the corporation could indemnify the person against such liability under Section 145 of the DGCL.

        Our restated certificate of incorporation and our bylaws, each of which will become effective upon the closing of this offering, each provide for the indemnification of our directors and officers to the fullest extent permitted under the DGCL.

        We have entered into indemnification agreements with our directors and executive officers. These indemnification agreements may require us, among other things, to indemnify each such director and executive officer for some expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as one of our directors or executive officers.

        We intend to purchase and maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

        We will enter into an underwriting agreement in connection with this offering, which will provide for indemnification by the underwriters of us, our officers and directors, for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, or the Securities Act.

Item 15.    Recent Sales of Unregistered Securities

        Set forth below is information regarding shares of capital stock issued and options granted by us since January 1, 2011 that were not registered under the Securities Act. All amounts below are presented on a pre-reverse stock split basis. Also included is the consideration, if any, received by us for such shares and options and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

Common Stock Issuances

        In December 2011 the Registrant sold an aggregate of 2,467 shares of common stock to two existing investors at a price of $3.36 per share.

        In December 2012 the Registrant sold 6,667 shares of common stock to an existing investor at a price of $3.36 per share.

Preferred Stock Issuances

        In June and July 2011, the Registrant sold an aggregate 313,563 shares of its Series B-3 Preferred Stock to 10 accredited investors at $11.6149 per share for a total of $3,034,976.

        Between January and September 2013, the Registrant sold an aggregate of 611,965 shares of its Series B-3 Preferred Stock to 13 accredited investors at $9.6791 per share for a total proceeds of $5,923,270.

Convertible Notes and Warrants

        Between December 31, 2013 and April 29, 2014, the Registrant sold convertible notes and warrants to purchase six shares of common stock for every 100 shares the noteholders receive as a result of conversion of the convertible notes. The notes and warrants were sold for an aggregate principal amount of $1,772,900 to 14 accredited investors.

        Between March 2013 and April 2013 the Registrant sold warrants to purchase an aggregate of 30,591 shares of common stock. The warrants have an exercise price of $3.36 per share.

        Between October 2014 and November 2014 and in February 2015, the Registrant sold convertible notes for an aggregate principal amount of $5.5 million to 15 accredited investors.

Option Issuances

        In December 2011, the Registrant issued options to purchase an aggregate of 33,333 shares of common stock to five employees under the Registrant's 2006 Stock Incentive Plan. The options have an exercise price of $3.36 per share and vest over 48 months.

        In April 2013, the Registrant issued options to purchase an aggregate of 52,500 shares of common stock to five employees and one consultant under the Registrant's 2006 Stock Incentive Plan. The options have an exercise price of $3.32 per share. Of the options granted, 44,167 vest over 48 months and 8,333 vest over 12 months.

        Between January 2014 and January 2015, the Registrant issued options to purchase an aggregate of 232,915 shares of common stock to eleven of its employees and advisors under the Registrant's 2006 Stock Incentive Plan. The options have an exercise price ranging from $3.32 per share to $3.62 per share and vest immediately or over either 12 or 48 months.

Common Stock Issuances Upon the Exercise of Options

        Between December 2012 and March 2013 the Registrant issued an aggregate of 70,416 shares of common stock upon the exercise of options.

        The offers, sales and issuances of the securities described above were exempt from registration in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act and on Regulation D of the Securities Act, relative to transactions by an issuer not involving a public offering. The grants of stock options and issuances of shares upon exercise thereof described above were exempt from registration under the Securities Act in reliance on Rule 701 as offers and sales of securities under written compensatory benefit plans and contracts relating to compensation in compliance with Rule 701. Each of the recipients of securities in any transaction exempt from registration either received or had adequate access, through employment, business or other relationships, to information about us.

        All purchasers of securities in transactions exempt from registration pursuant to Regulation D described above represented to us in connection with their purchase that they were "accredited investors" and were acquiring the securities for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from the registration requirements of the Securities Act.

        All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. The certificates representing the issued securities described in this Item 15 included appropriate legends setting forth that the applicable securities have not been registered and reciting the applicable restrictions on transfer. There were no underwriters employed in connection with any of the transactions set forth in this Item 15.

Item 16.    Exhibits and Financial Statement Schedules

(a)   Exhibits:

        See the Index to Exhibits attached to this registration statement, which is incorporated by reference herein.

(b)   Financial Statement Schedules

        All information for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission is either included in the financial statements or is not required under the related instructions or is inapplicable, and therefore has been omitted.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 Signatures

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 30, 2015.

ANTERIOS, INC.
By	/s/ JON EDELSON, M.D.
Jon Edelson, M.D.
President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JON EDELSON, M.D. Jon Edelson, M.D.	Chief Executive Officer and Chairman (Principal Executive Officer)	April 30, 2015
/s/ FABIAN TENENBAUM, M.B.A. Fabian Tenenbaum, M.B.A.	Chief Financial Officer and Chief Business Officer (Principal Financial and Accounting Officer)	April 30, 2015
/s/ CARTER MEYER, J.D. Carter Meyer, J.D.	Director	April 30, 2015
/s/ ALBERT F. HUMMEL, M.B.A. Albert F. Hummel, M.B.A.	Director	April 30, 2015
/s/ BARRY KUROKAWA, M.B.A Barry Kurokawa, M.B.A.	Director	April 30, 2015

 Index of Exhibits

Exhibit Number		Descriptions
1.1	^	Form of Underwriting Agreement
3.1	^	Amended and Restated Certificate of Incorporation of the Registrant, as amended
3.2	^	Form of Amended and Restated Certificate of Incorporation of Registrant to be effective upon closing of the offering
3.3	^	Amended and Restated Bylaws of the Registrant
3.4	^	Form of Bylaws of the Registrant to be effective upon the closing of the offering
4.1	^	Specimen Certificate evidencing shares of Registrant's common stock
4.2	^	Form of Lock-Up Agreement
4.3	^	Series A Preferred Stock Purchase Agreement between the Registrant f/k/a Encapsion, Inc. and certain of its security holders, dated as of January 16, 2007
4.4	^	Series B Preferred Stock Purchase Agreement between the Registrant and certain of its security holders, dated as of October 6, 2009
4.5	^	Right of First Negotiation Agreement between the Registrant and Pacific Corporation, dated as of February 3, 2010
4.6	^	Series B-2 Preferred Stock Purchase Agreement between the Registrant and Pacific Corporation, dated as of December 16, 2010
4.7	^	Series B-2 Preferred Stock Purchase Agreement between the Registrant and Pacific Corporation, dated as of February 3, 2010
4.8	^	Series B-3 Preferred Stock Purchase Agreement between the Registrant and certain of its security holders, dated as of July 8, 2011
4.9	^	First Amendment to Series B-3 Preferred Stock Purchase Agreement between the Registrant and certain of its security holders, dated as of March 25, 2013
4.10	^	Amended and Restated Investors Rights Agreement by and among the Registrant and the parties listed therein, dated as of October 6, 2009
4.11	^	Amended and Restated Right of First Refusal and Co-Sale Agreement by and among the Registrant and the parties listed therein, dated as of October 6, 2009
4.12	^	Amended and Restated Voting Agreement by and among the Registrant and the parties listed therein, dated as of October 6, 2009
4.13	^	Note and Warrant Purchase Agreement among the Registrant and the parties listed therein, dated as of December 31, 2013
4.14	^	Note and Warrant Purchase Agreement between the Registrant and the parties listed therein, dated as of January 6, 2014
4.15	^	Form of Convertible Promissory Note between the Registrant and certain of its security holders
4.16	^	Form of Warrant to Purchase Shares of Common Stock between the Registrant and certain of its security holders
4.17	^	Note Purchase Agreement by and among the Registrant and the parties listed therein, dated as of October 10, 2014
5.1	^	Opinion of Morgan, Lewis & Bockius LLP

Exhibit Number		Descriptions
10.1	+^	Anterios, Inc. Amended and Restated 2006 Stock Incentive Plan
10.2	†^	Exclusive License Agreement between the University of Massachusetts and the Registrant f/k/a Encapsion, Inc., dated as of May 3, 2006
10.3	†^	First Amendment to License Agreement between the University of Massachusetts and the Registrant, dated as of October 12, 2010
10.4	†^	Non-Exclusive License Agreement between the University of Massachusetts and the Registrant, dated as of August 13, 2007
10.5	†^	Letter Amendment to Non-Exclusive License Agreement between the University of Massachusetts and the Registrant, dated as of July 23, 2009.
10.6	†^	Second Amendment to Non-Exclusive License Agreement between the University of Massachusetts and the Registrant, dated as of August 13, 2010.
10.7	†^	Patent License Agreement between the Board of Supervisors of Louisiana State University and Agricultural and Mechanical College and the Registrant, dated as of June 12, 2008.
10.8	†^	First Amendment to Patent License Agreement between the Board of Supervisors of Louisiana State University and Agricultural and Mechanical College and the Registrant, dated as of February 15, 2011
10.9	†^	Second Amendment to Patent License Agreement between the Board of Supervisors of Louisiana State University and Agricultural and Mechanical College and the Registrant, dated as of September 22, 2014
10.10	†^	Exclusive License Agreement between William Coleman III and the Registrant, dated as of August 29, 2010
10.11	+^	Employment Agreement between Jon Edelson and the Registrant dated as of January 1, 2014
10.12	+^	Employee Offer Letter between Mary Senica and the Registrant, dated as of September 21, 2008
10.13	+^	Employee Offer Letter between Klaus Theobald and the Registrant, dated as of February 1, 2009
10.14	^	Commercial Lease Agreement between Cummings Properties, LLC and the Registrant f/k/a Encapsion, Inc., dated as of August 1, 2007
10.15	+^	Employee Offer Letter between Fabian Tenenbaum and the Registrant, dated as of September 15, 2014
10.16	+^	Anterios, Inc. 2015 Equity Incentive Plan
10.17	†^	Development and Manufacturing Services Agreement between QuaDPharma and the Registrant, dated as of August 17, 2011
10.18	+^	Anterios, Inc. 2015 Employee Stock Purchase Plan
10.19	†	First Amendment to Development and Manufacturing Services Agreement between QuaDPharma and the Registrant, dated April 23, 2015
23.1	^	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)
23.2	^	Consent of Independent Registered Public Accounting Firm
24.1	^	Powers of Attorney (included on signature page)

+
Indicates management contract or compensatory plan.

†
Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

^
Previously filed

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution
  Item 14. Indemnification of Directors and Officers
  Item 15. Recent Sales of Unregistered Securities
  Item 16. Exhibits and Financial Statement Schedules
  Item 17. Undertakings.
Signatures
Index of Exhibits